Exhibit 99.1

Idaho Strategic Resources Adds to its Board of Directors

COEUR D'ALENE, Idaho, January 12, 2022 (ACCESSWIRE) – Idaho Strategic Resources, Inc. (OTCQB: NJMC) (“IDR”, “Idaho Strategic” or the “Company”) is pleased to announce that Rich Beaven, CFA has joined as an independent board member.

Mr. Beaven is Lead Portfolio Manager and Principal at Signia Capital. Signia is a small-cap value asset manager with a largely institutional (pension fund) client base. Prior to co-founding Signia Capital Management in 2002, Rich was the Assistant Director of Research and a Portfolio Manager for a $2B Pacific Northwest asset management firm. With blue-collar roots, Rich went on to get a BA in business administration from the University of Kentucky and an MBA from Gonzaga University. In addition, he is a CFA charter holder and has served as President of the CFA Society of Spokane.

“I have known Rich professionally for some time and his resiliency and track record within the small-cap arena, and deep-dive analysis of individual companies and various components along the value chain are impressive,” said Idaho Strategic President and CEO John Swallow. “Rich’s relative background and experience are a complimentary fit in continuing with our “travel light/travel far, value-added” approach to board composition. I believe Rich is the right guy at the right time and I know I can speak for Grant and Kevin when I say that we genuinely look forward to working together.”

Rich Beaven added, "I'm very excited to join the board of Idaho Strategic Resources in 2022.  John and the team have succeeded in developing a noteworthy gold producer from the ground up.  In addition, the company has substantial growth prospects with respect to increasing gold production while continuing to expand the firm's rare earth assets.  It's truly an honor to be a member of the Idaho Strategic resources team."

About Idaho Strategic Resources, Inc.

Domiciled in Idaho and headquartered in the Panhandle of northern Idaho, Idaho Strategic Resources (IDR) is one of the few resource-based companies (public or private) possessing the combination of officially recognized U.S. domestic rare earth element properties (in Idaho) and Idaho-based gold production located in an established mining community.

Idaho Strategic Resources produces gold at the Golden Chest Mine located in the Murray Gold Belt (MGB) area of the world-class Coeur d’Alene Mining District, north of the prolific Silver Valley. With over 5,000 acres of patented and un-patented land, the Company has the largest private land position in the area following its consolidation of the Murray Gold Belt for the first time in over 100-years.

In addition to gold and gold production, the Company maintains an important strategic presence in the U.S. Critical Minerals sector, specifically focused on the more “at-risk” Rare Earth Elements (REE’s). The Company’s Diamond Creek and Roberts REE properties are included the

Idaho Strategic Resources, Inc.     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

U.S. national REE inventory as listed in USGS, IGS and DOE publications. Both projects are located in central Idaho and participating in the USGS Earth MRI program.

With an impressive mix of experience and dedication, the folks at IDR maintain a long-standing “We Live Here” approach to corporate culture, land management, and historic preservation. Furthermore, it is our belief that successful operations begin with the heightened responsibility that only local oversight and a community mindset can provide. Its “everyone goes home at night” policy would not be possible without the multi-generational base of local exploration, drilling, mining, milling, and business professionals that reside in and near the communities of the Silver Valley and North Idaho.

For more information on Idaho Strategic Resources   go to www.idahostrategic.com or call:

Monique Hayes, Corporate Secretary/Investor Relations

Email: monique@idahostrategic.com

(208) 625-9001

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that Idaho Strategic Resources believes are reasonable, but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected, or implied by such forward-looking statements. Such factors include, among others: the risk that the Company’s Rare Earth Elements projects are not advanced, the impact of supply chain risks and expanding needs of operations as inventory increases; an increased risk associated with production activities occurring without completion of a feasibility study of mineral reserves demonstrating economic and technical viability; environmental hazards, industrial accidents, weather or geologically related conditions;    changes in the market prices of gold and silver and the potential impact on revenues from changes in the market price of gold and cash costs; a sustained lower price environment; risks relating to widespread epidemics or pandemic outbreaks including the COVID-19 pandemic; the potential impact of COVID-19 on our workforce, suppliers and other essential resources, including our ability to access goods and supplies, the ability to transport our products and maintain employee productivity; the risks in connection with the operations, cash flow and results of the Company relating to the unknown duration and impact of the COVID-19 pandemic; as well as other uncertainties and risk factors. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Idaho Strategic Resources disclaims any intent or obligation to update publicly such forward-looking statements, whether a result of new information, future events or otherwise.

Idaho Strategic Resources, Inc.     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814